Exhibit 4.1

LEGGETT & PLATT, INCORPORATED

DIRECTOR STOCK OPTION PLAN

(As Amended Through February 5, 1997)

Section 1. Purpose.

        The purpose of this Director Stock Option Plan (the “Plan”) of Leggett & Platt, Incorporated (the “Company”) is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company’s continued progress and thus to provide them with a further incentive to continue as directors of the Company.

Section 2. Administration.

        The Plan shall be administered by a committee (the “Committee”) of three or more persons appointed by the Board of Directors of the Company, all of whom shall be employees of the Company, but none of whom shall be participants in the Plan. Grants and stock options under the Plan and the amount and nature of the awards to be granted shall be automatic as described in section 6 hereof. However, all questions or interpretation of the Plan or of any opinions issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under the Plan may be exercised by any subcommittee so authorized by the Committee.

Section 3. Participation in the Plan.

        All directors of the Company shall be eligible to participate in the Plan unless they are employees of the Company or any subsidiary of the Company.

Section 4. Stock Subject to the Plan.

        The stock which is made the subject of awards granted under the Plan shall be the Company’s Common Stock (“Common Stock”), par value $.01 per share. The total number of shares issuable under the Plan, as adjusted for all stock splits occurring since the Plan became effective, shall not exceed 400,000 shares (subject to adjustment under Section 12). If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

Section 5. Non-Statutory Stock Options.

        All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date.

Section 6. Terms, Conditions and Form of Options.

        Each option granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve (the “Option Agreement”), which agreements shall comply with and be subject to the following terms and conditions:

A. Option Grant Dates. Options shall be granted automatically on the first trading day in any calendar quarter (the “Grant Date”) of any year to any eligible director who prior to such Grant Date files with the Committee or its designate an irrevocable election to receive a stock option in lieu of all or twenty-five (25%), fifty (50%) or seventy-five (75%) percent of the annual retainer and fees which would be paid to the eligible director for attendance at all anticipated regularly scheduled meetings of the Board of Directors and its Committees to be earned by the director during the twelve month period following such Grant Date (the “Grant Year”). The percentage of fees to be foregone in favor of an option shall be stated in the election to be filed with the Committee, as provided above. In the event that the annual retainer or fees are increased during any particular Grant Year or unanticipated meetings occur for which fees are payable to the eligible director, an additional grant shall be made as respects the incremental increase or additional fee consistent with the director’s previous election as of the day upon which such increase or additional fee becomes effective.

Unless prior to the end of a Grant Year the Director notifies the Committee of his intent to terminate or modify the previous election, additional options shall be granted automatically on the first trading day in the calendar quarter immediately following the end of the preceding Grant Year consistent with the Director’s previous election.

B. Option Formula. The number of option shares granted to any eligible director shall be equal to the number of shares (rounded to the nearest whole share) determined in accordance with the following formula:

Deferred Retainer	=	Number of Shares
(Fair Market Value x .5)

“Deferred Retainer” shall mean the amount which the director would be entitled to receive for serving as a director in the relevant Grant Year (including attendance fees which would be paid to the eligible director for attendance at all anticipated regularly scheduled meetings of the Board of Directors and its Committees) but for the election referred to in Subsection 6.A above. “Fair Market Value” shall mean the fair market value of the Company’s Common Stock at the close of business on the relevant Grant Date as reported on the New York Stock Exchange Composite Tape.

C. Options Limited Transferability. Each option granted under the Plan by its terms shall not be transferable by the director otherwise than (i) by will or, if he dies intestate, by the laws of descent and distribution of the state of his domicile at the time of his death, or (ii) to an immediate family member or trust, corporation, partnership or other entity controlled by the director or an immediate family member or in which the director or an immediate family member is a beneficiary, partner, shareholder or member. The term “immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The transferee of a director shall not have the right to transfer the options transferred to him except by will or, if he dies intestate, by the laws of descent and distribution. A transfer to a minor shall not be permitted except pursuant to the Uniform Transfers to Minors Act or similar legislation. If a director transfers of an option he shall immediately notify the Committee in writing of the name and address of the transferee, the number of options transferred and the date the transfer was made. Except as provided above, no option or interest therein may be transferred, assigned, pledged or hypothecated by the director during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

D. Period of Option. Subject to the paragraph below concerning options granted due to retainer increases during a Grant Year, options become exercisable on the first anniversary of the date on which they were granted; provided, however, that any option granted pursuant to the Plan shall become exercisable in full upon the death of the director, his retirement because of age or his total and permanent disability. No option shall be exercisable after the expiration of fifteen (15) years from the date on which such option is granted. Each option shall be subject to termination before its date of expiration as hereinafter provided.

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Options granted due to an increase in retainer during a Grant Year (“Increase Options”) shall become exercisable and shall terminate at the same time and in the same manner as the options granted at the beginning of that Grant Year.

E. Exercise of Option. An option granted hereunder may be exercised only by delivering a written notice to the Company accompanied by payment of the full consideration for such shares as to which such options are exercised. Unless otherwise prohibited by the Option Agreement, such consideration may be paid by delivery of shares of Common Stock or a combination of cash and shares of Common Stock; any such shares shall be valued at the fair market value of such shares on the date of exercise. Options may be exercised in full or in part for whole shares (no fractional shares will be issued) and any exercisable portion of an option grant not exercised may be later exercised subject to the expiration date stated above. The written notice referred to above shall specify the number of shares the optionee then desires to purchase.

If any option has not been fully exercised on the last day of the term (“expiration date”), the unexercised portion of the Option shall be deemed exercised on such expiration date. In such event, shares of Common Stock shall not be issued until the option price and any other required amounts have been paid.

F. Exercise by Representative Following Death of Director. Upon the death of a director, his options shall be exercisable by the person or persons entitled to do so under his will or by written designation filed with the Committee, or, if the director shall fail to make testamentary disposition of said options or shall die instate, by the director’s legal representative or representatives. All such options must be exercised prior to the specified expiration date of such options as provided in Section 6.D. Any exercise by a representative shall be subject to the provisions of this Plan.

G. Proration. In the event an optionee ceases to be a director of the Company for any reason prior to such time as an option granted under the Plan becomes exercisable, such option shall terminate in respect to the nearest whole number of optioned shares as is the product of the total number of shares subject to such option multiplied by a fraction (the “Fraction”), the numerator of which is the number of months remaining in the Grant Year following the month in which said optionee ceases to be a director and the denominator of which is twelve (12).

As to Increase Options the numerator of the Fraction shall be the number of months remaining in the Grant Year and the denominator shall be the number of months between the date on which the Increase Options were granted and the end of the Grant Year.

If the optionee fails to attend any regularly scheduled meetings of the Board of Directors or its Committees, the director’s option shall terminate as to the number of shares attributable to the attendance fees applicable to such meeting.

Section 7. Modification, Extension and Renewal of Options.

        The Committee shall have the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the director.

Section 8. Option Price.

        The option price per share for the shares covered by each option shall be .5 x Fair Market Value.

Section 9. Assignability.

        The rights and benefits under this Plan shall not be assignable or transferable by the director excepted as provided herein.

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Section 10. Time for Granting Options.

        All options for shares subject to the Plan shall be granted, if at all, not later than May 9, 2009.

Section 11. Limitation of Rights.

A. No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

B. No Shareholders’ Right for Options. An optionee shall have no rights as a shareholder with respect to the shares covered by his options until the date of the issuance to him of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

Section 12. Adjustment of Number of Shares.

        In the event that a stock dividend or stock split shall hereafter be declared with respect to the Company’s Common Stock, the number of shares of Common Stock then subject to any outstanding option under the Plan, the number of shares as to which an option is to be granted to a director under the Plan, and the number of shares reserved for issuance pursuant to the plan but not yet covered by an outstanding option shall be adjusted by adding to each such shares the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or stock split. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through reorganization, recapitalization or reclassification, then there shall be substituted for each share of Common Stock subject to an outstanding option and for each share of Common Stock reserved for delivery pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities in to which each outstanding share of Common stock shall be so changed or for which each such share shall be so exchanged. In the event there shall be any change other than as specified above in this Section 12 or in Section 13 in the outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then the Committee may make such adjustment or change, if any, as it deems equitable in the number or kind of shares or other securities then subject to outstanding options. In the case of any such substitution or adjustment provided for in this Section 12, the option price for each share covered by outstanding options prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 12. No adjustment or substitution provided for in this Section 12 shall require the Company to sell a fractional share, and any fractional share resulting from any such adjustment or substitution shall be eliminated from the option in question.

Section 13. Business Combinations.

        In the event that, while there remain options outstanding hereunder, there shall occur a dissolution of the Company, a merger or consolidation in which the Company is not the surviving corporation (for such purpose, the Company shall not be deemed the surviving corporation in any such transaction if, as a result thereof, it becomes a wholly owned subsidiary of another corporation) or a transfer, in one or a series of related transactions, of substantially all of the assets of the Corporation:

(a) If a provision is made in writing in connection with such transaction for the assumption and continuance of any such option, or the substitution for such option of a new substantially equivalent option covering different shares or securities, with appropriate adjustment as to the number and kinds of shares or other securities deliverable with respect thereto, the existing option, or the new option substituted therefor, as the case may be, shall continue in the manner and under the terms provided; or

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(b) If provision is not made in such transaction for the continuance and assumption of any such option or for the substitution of a new substantially equivalent option, then the holder of such option shall be entitled immediately prior to the effective date of any such transaction to purchase the full number of shares covered by such option whether or not then exercisable as to such shares. The unexercised portion of any option shall be deemed cancelled as of the effective date of such transaction.

Section 14. Effective Date of Plan; Shareholder Approval.

        The Plan took effect on December 12, 1988 and was adopted by the Company’s shareholders on May 10, 1989.

Section 15. Amendment of the Plan.

        The Board of Directors may suspend or discontinue the plan or amend it in any respect whatsoever; provided, however, that without approval of the shareholders of the Company, no revision or amendment shall increase the number of shares subject to the Plan (except as provided in Section 12), change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan.

Section 16. Notice.

        Any written notice to the Company or the Committee required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

Section 17. Governing Law.

        The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Missouri and construed accordingly.

Section 18. Miscellaneous.

        Any director to whom an option was granted after December 31, 1996 may elect to amend his option to conform to the terms of the Plan as amended through February 5, 1997.

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